Exhibit 99.1

Signet Jewelers Reports Third Quarter Financial Results

Same Store Sales up 3.3%; EPS $0.19; Adjusted EPS $0.33, up 57.1%

HAMILTON, Bermuda--(BUSINESS WIRE)--November 24, 2015--Signet Jewelers Limited (“Signet”) (NYSE and LSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 31, 2015 (“third quarter Fiscal 2016”).

“Signet delivered another quarter of continued growth, highlighted by a same store sales increase of 3.3% and adjusted earnings per share growth of 57.1%," commented Mark Light, Chief Executive Officer of Signet Jewelers. "We are pleased to report strong sales growth in line with our third quarter guidance. We also delivered excellent earnings growth, although earnings were affected by a modest margin impact due to a sales mix shift from Jared to Kay."

Light added, "We are currently experiencing an encouraging start to November particularly at Jared and Zales. The implementation of store operations initiatives in the third quarter combined with significant investment in our recently launched innovative merchandising and marketing programs have positioned Signet for a strong fourth quarter.

"The integration of Zale continues to go well, and we remain confident we will deliver $30 million to $35 million in net synergies this fiscal year. We remain committed to maintaining profitable growth while balancing investment back into the business with shareholder return.

“I want to thank all Signet team members for their contributions to our results and for their hard work in preparing for fourth quarter.”

Third Quarter Fiscal 2016 Diluted Earnings per Share (“EPS”) Analysis:

Third quarter EPS was $0.19. Third quarter Adjusted EPS was $0.33. Adjusted EPS can be reconciled to EPS as follows:

Adjusted EPS[1]	Purchase accounting adjustments	Transaction costs	Earnings per share
$0.33	$(0.03)	$(0.11)	$0.19

1. Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and transaction costs in relation to the Zale acquisition. See non-GAAP reconciliation tables.

Financial Guidance:

13 weeks ended January 30, 2016 ("Fourth quarter Fiscal 2016")
Same store sales	3.5% to 5.0%
EPS	$3.30 to $3.50
Adjusted EPS	$3.40 to $3.60

Fiscal 2016
Effective tax rate	28% to 29%
Capital expenditures	$260 million to $280 million
(reduced from $275 million to $325 million)
Net selling square footage growth	2% to 3%
Net synergies	$30 million to $35 million

Capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and information technology directed principally to the Zale division. The reduction from previous guidance is due principally to timing around remodels, information technology, and facilities.

Net selling square footage growth is expected to be driven by the following projected store (and kiosk) changes:

	Gross locations	Net locations	Net square feet
Sterling Jewelers division	up 55 to 65	up 30 to 35	up 3% to 4%
Zale division	up 30 to 35	approximately flat	approximately flat
UK Jewelry division	up 5 to 10	slight increase	slight increase

Third quarter Fiscal 2016 Sales Highlights:

Total sales were $1,216.4 million, up $38.5 million or 3.3%, compared to $1,177.9 million in the 13 weeks ended November 1, 2014 ("third quarter Fiscal 2015"). Same store sales also increased 3.3% compared to an increase of 4.2% in the third quarter Fiscal 2015 driven primarily by branded bridal sales across all store banners as well as higher sales overall in the Kay Jewelers brand. eCommerce sales in the third quarter were $50.5 million, up $5.7 million or 12.7% compared to $44.8 million in the third quarter Fiscal 2015.

  Sterling Jewelers division sales increases were driven by Kay [+7.1%] and partially offset by a same store sales decline in Jared [-2.7%]. Branded bridal and select diamond jewelry performed well across store banners. The average transaction price increased 3.0% and the number of transactions decreased 0.7%.
  Zale division sales increases were driven by branded bridal collections and Piercing Pagoda. The average transaction price increased 1.0% and the number of transactions increased 1.0%. Piercing Pagoda's average transaction price increased 11.6%, while the number of transactions remained flat. Zale Jewelry's average transaction price decreased 1.9%, while the number of transactions increased 2.9%.
  UK Jewelry division total sales decreases were driven entirely by foreign currency exchange rates. The increase in same store sales and total sales at constant exchange rates was driven primarily by strong results in diamond jewelry and watches. The average transaction price and number of transactions for the division increased by 3.4% and 2.3%, respectively.
Sales change from previous year
Third quarter Fiscal 2016	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact³	Total sales	Total sales (in millions)

Kay	7.1%	1.9%	9.0%	—%	9.0%	$462.9
Jared	(2.7)%	4.9%	2.2%	—%	2.2%	$232.5
Regional brands	0.3%	(7.1)%	(6.8)%	—%	(6.8)%	$38.1
Sterling Jewelers division	3.5%	2.4%	5.9%	—%	5.9%	$733.5
Zales Jewelers	2.3%	—%	2.3%	—%	2.3%	$220.5
Gordon’s Jewelers	(11.0)%	(9.6)%	(20.6)%	—%	(20.6)%	$13.9
Zale US Jewelry	1.4%	(0.8)%	0.6%	—%	0.6%	$234.4
Peoples Jewellers	2.2%	1.1%	3.3%	(17.2)%	(13.9)%	$40.9
Mappins	(1.6)%	(6.7)%	(8.3)%	(15.0)%	(23.3)%	$6.6
Zale Canada Jewelry	1.6%	(0.1)%	1.5%	(16.8)%	(15.3)%	$47.5
Zale Jewelry	1.5%	(0.7)%	0.8%	(3.3)%	(2.5)%	$281.9
Piercing Pagoda	10.0%	3.5%	13.5%	—%	13.5%	$48.0
Zale division	2.6%	(0.2)%	2.4%	(2.9)%	(0.5)%	$329.9
H.Samuel	2.0%	(0.6)%	1.4%	(5.8)%	(4.4)%	$73.5
Ernest Jones	6.3%	2.3%	8.6%	(6.2)%	2.4%	$75.9
UK Jewelry division	4.1%	0.8%	4.9%	(6.0)%	(1.1)%	$149.4
Other segment	—%	33.3%	33.3%	—%	33.3%	$3.6
Signet	3.3%	1.6%	4.9%	(1.6)%	3.3%	$1,216.4
Adjusted Signet[3]						$1,222.6

1.	Based on stores opened for at least 12 months.
2.	Includes all sales from stores not open for 12 months.
3.	Non-GAAP measure.

Third quarter Fiscal 2016 Financial Highlights:

Gross margin was $367.7 million or 30.2% of sales compared to $345.9 million or 29.4% of sales in the third quarter Fiscal 2015. In the third quarter Fiscal 2016, adjusted gross margin was $373.8 million or 30.6% of adjusted sales compared to the prior year adjusted gross margin rate of 30.6%. The flat adjusted gross margin rate was unfavorably impacted by the credit mix resulting from softer sales at Jared compared to Kay. As Jared typically has higher credit quality customers than Kay, this led to greater net bad debt expense. This mix shift unfavorably impacted gross margin by approximately $4.5 million. Importantly, the credit portfolio continues perform profitably and as-expected given the new customer mix. The net bad debt impact was entirely offset by gross margin synergies, related mostly to the Zale division, as well as favorable commodity costs.

  Gross margin dollars in the Sterling Jewelers division increased $7.3 million compared to prior year third quarter. The gross margin rate, down 90 basis points, decreased principally due to higher net bad debt from higher in-house credit sales and customer credit mix. This was partially offset by an improvement in the merchandise margin from favorable commodity costs.
  Gross margin dollars in the Zale division increased $1.9 million compared to prior year third quarter, reflecting higher sales and an adjusted gross margin rate increase of 120 basis points. The gross margin rate expansion was driven principally by improved merchandise margin attributed to synergy initiatives and favorable commodity costs.
  Gross margin dollars in the UK Jewelry division increased $0.6 million compared to prior year third quarter, and the gross margin rate increased 70 basis points. The gross margin rate expansion was driven principally by favorable commodity costs and leverage on store occupancy.

Selling, general, and administrative expense ("SGA") was $395.0 million or 32.4% of sales compared to $388.7 million or 33.0% of sales in third quarter Fiscal 2015. Included in SGA are $7.4 million of transaction-related expense and purchase accounting adjustments compared to prior year third quarter expense of $7.0 million.

  Third quarter Fiscal 2016 adjusted SGA was $387.6 million or 31.7% of sales compared to $381.7 million or 32.1% in the prior year. The 40 basis point decrease was due to lower payroll partially offset by incremental investments in Zale principally around advertising, information technology support, and employee benefits.

Other operating income was $60.9 million compared to $53.5 million in the prior year third quarter, up $7.4 million or 13.8%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

Operating income was $33.6 million, or 2.8% of sales compared to $10.7 million or 0.9% of sales last year. Included in operating income were purchase accounting and transaction-related adjustments which reduced operating income by $13.5 million in the third quarter compared to adjustments of $25.0 in the prior year third quarter. Adjusted operating income was $47.1 million, or 3.9% of sales compared to adjusted operating income of $35.7 million or 3.0% of sales in the prior year third quarter. Signet's 90 basis point increase in adjusted operating margin was due principally to higher sales, net synergies, and SGA leverage.

  Operating income in the Sterling Jewelers division was $77.2 million or 10.5% of sales compared to $68.1 million or 9.8% in the prior year third quarter. The increase was offset in part by the unfavorable credit quality mix shift which seasonally has a more pronounced impact in the relatively lower-volume third quarter.
  Operating loss in the Zale division, inclusive of purchase accounting adjustments, was $24.3 million or 7.4% of sales compared to an operating loss of $34.5 million or 10.4% in the prior year third quarter.
  Operating income in the UK division was $0.0 million of sales compared to an operating loss of $2.7 million or 1.8% of sales in the prior year third quarter.
  Operating loss of the Other operating segment, which includes unallocated corporate administrative costs and the costs of Signet's diamond sourcing initiative, was $19.3 million compared to a loss of $20.2 million in the prior year third quarter. The favorable change was driven by the decline of transaction costs as the Zale acquisition becomes more fully integrated.

Income tax expense was $6.9 million compared to a benefit of $0.6 million in the prior year third quarter. This year's annual effective tax rate is expected to be 28% to 29% driven by pre-tax earnings mix by jurisdiction and the $34.2 million appraisal rights legal settlement in August which is not deductible for tax purposes.

Balance Sheet and Other Highlights at October 31, 2015:

Cash and cash equivalents were $77.2 million compared to $87.6 million as of November 1, 2014. The lower cash position was primarily due to the cash payment of the appraisal litigation settlement and share repurchases, partially offset by favorable cash provided by operating activities.

During the third quarter, Signet repurchased $30.0 million of shares, or 239,370 shares at an average cost of $125.33 per share. Year to date Signet repurchased $111.9 million of shares, or 868,325 shares at an average cost of $128.91 per share. As of October 31, 2015, there was $153.7 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,451.5 million, up 12.3% compared to $1,292.1 million as of November 1, 2014. In the Sterling Jewelers division the credit participation rate was 63.0% in the 39 weeks ended October 31, 2015 compared to 61.7% in the 39 weeks ended November 1, 2014. The increase in the credit participation rate was driven by Kay.

Net inventories were $2,727.0 million, up 2.0% compared to $2,674.6 million as of the prior year period due primarily to more stores offset in part by improved inventory management. With third quarter total sales growth of 3.3%, Signet was well-positioned with a clean inventory position to start the fourth quarter.

Long term debt was $1,338.7 million compared to $1,371.3 million in the prior year period.

On October 31, 2015, Signet had 3,618 stores, consisting of the following:

Store count	Jan 31, 2015	Openings	Closures	Oct 31, 2015
Kay	1,094	37	(5)	1,126
Jared	253	16	(1)	268
Regional brands	157	—	(7)	150
Sterling Jewelers division	1,504	53	(13)	1,544
Zales	716	10	(6)	720
Gordons	69	—	—	69
Peoples	144	1	(5)	140
Mappins	43	—	—	43
Total Zale Jewelry	972	11	(11)	972
Piercing Pagoda	605	7	(10)	602
Zale division	1,577	18	(21)	1,574
H.Samuel	302	—	(2)	300
Ernest Jones	196	5	(1)	200
UK Jewelry division	498	5	(3)	500
Signet	3,579	76	(37)	3,618

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:	1-647-788-4901	Access code: 57403664

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2015 Annual Report on Form 10-K filed with the SEC on March 26, 2015. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Signet uses adjusted metrics, which adjust for purchase accounting and transaction costs related to the acquisition to give investors information as to Signet’s results without regard to the expenses associated with the acquisition.

Non-GAAP Reconciliation for the third quarter ended October 31, 2015 (in mil. of $ except per share data)
	Adjusted Signet		Purchase Accounting[1]	Transaction Costs[2]	Signet
Sales	1,222.6	100.0%	(6.2)	—	1,216.4	100.0%
Cost of sales	(848.8)	(69.4)%	0.1	—	(848.7)	(69.8)%
Gross margin	373.8	30.6%	(6.1)	—	367.7	30.2%
Selling, general and administrative expenses	(387.6)	(31.7)%	2.4	(9.8)	(395.0)	(32.4)%
Other operating income, net	60.9	5.0%	—	—	60.9	5.0%
Operating income (loss)	47.1	3.9%	(3.7)	(9.8)	33.6	2.8%
Interest expense, net	(11.7)	(1.0)%	—	—	(11.7)	(1.0)%
Income before income taxes	35.4	2.9%	(3.7)	(9.8)	21.9	1.8%
Income taxes	(9.6)	(0.8)%	1.7	1.0	(6.9)	(0.6)%
Net income (loss)	25.8	2.1%	(2.0)	(8.8)	15.0	1.2%
Earnings per share – diluted	0.33		(0.03)	(0.11)	0.19
(1)	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the amortization of acquired intangibles.

(2)	Transaction costs are primarily attributed to the legal settlement over appraisal rights and consulting expenses. These costs are included within Signet’s Other segment.

Non-GAAP Reconciliation for the third quarter ended November 1, 2014 (in mil. of $ except per share data)
	Adjusted Signet		Purchase Accounting[1]	Transaction Costs[2]	Signet
Sales	1,189.4	100.0%	(11.5)	—	1,177.9	100.0%
Cost of sales	(825.5)	(69.4)%	(6.5)	—	(832.0)	(70.6)%
Gross margin	363.9	30.6%	(18.0)	—	345.9	29.4%
Selling, general and administrative expenses	(381.7)	(32.1)%	4.4	(11.4)	(388.7)	(33.0)%
Other operating income, net	53.5	4.5%	—	—	53.5	4.5%
Operating income (loss)	35.7	3.0%	(13.6)	(11.4)	10.7	0.9%
Interest expense, net	(11.0)	(0.9)%	(1.6)	—	(12.6)	(1.1)%
Income before income taxes	24.7	2.1%	(15.2)	(11.4)	(1.9)	(0.2)%
Income taxes	(8.2)	(0.7)%	5.8	3.0	0.6	0.1%
Net income (loss)	16.5	1.4%	(9.4)	(8.4)	(1.3)	(0.1)%
Earnings per share – diluted	0.21		(0.12)	(0.11)	(0.02)

(1)	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization of acquired intangibles.

(2)	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. Severance costs related to Zale and other management changes are also included to conform with the current year presentation. These costs are included within Signet’s Other segment.

Condensed Consolidated Income Statements (Unaudited)

	13 weeks ended		39 weeks ended

(in millions, except per share amounts)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Sales	1,216.4	1,177.9	4,157.6	3,459.9
Cost of sales	(848.7)	(832.0)	(2,733.2)	(2,297.8)
Gross margin	367.7	345.9	1,424.4	1,162.1
Selling, general and administrative expenses	(395.0)	(388.7)	(1,301.0)	(1,078.4)
Other operating income, net	60.9	53.5	187.2	161.2
Operating income	33.6	10.7	310.6	244.9
Interest expense, net	(11.7)	(12.6)	(33.8)	(28.1)
Income (loss) before income taxes	21.9	(1.9)	276.8	216.8
Income taxes	(6.9)	0.6	(80.8)	(63.5)
Net income (loss)	15.0	(1.3)	196.0	153.3
Basic earnings (loss) per share	$0.19	$(0.02)	$2.46	$1.92
Diluted earnings (loss) per share	$0.19	$(0.02)	$2.45	$1.91
Basic weighted average common shares outstanding	79.3	79.9	79.7	79.9
Diluted weighted average common shares outstanding	79.5	79.9	79.9	80.2
Dividends declared per share	$0.22	$0.18	$0.66	$0.54

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	October 31, 2015	January 31, 2015	November 1, 2014
Assets
Current assets:
Cash and cash equivalents	77.2	193.6	87.6
Accounts receivable, net	1,451.5	1,567.6	1,292.1
Other receivables	55.4	63.6	56.7
Other current assets	143.2	137.2	133.7
Deferred tax assets	3.6	4.5	1.6
Income taxes	24.6	1.8	21.6
Inventories	2,727.0	2,439.0	2,674.6
Total current assets	4,482.5	4,407.3	4,267.9
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $939.7, $852.1 and $839.0, respectively	718.0	665.9	658.8
Goodwill	517.6	519.2	524.3
Intangible assets, net	434.3	447.1	461.3
Other assets	144.5	140.0	133.5
Deferred tax assets	132.1	111.1	72.8
Retirement benefit asset	40.7	37.0	59.9
Total assets	6,469.7	6,327.6	6,178.5
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	249.8	97.5	221.8
Accounts payable	371.4	277.7	396.2
Accrued expenses and other current liabilities	408.0	482.4	422.7
Deferred revenue	241.4	248.0	221.6
Deferred tax liabilities	170.5	145.8	151.2
Income taxes	0.7	86.9	3.6
Total current liabilities	1,441.8	1,338.3	1,417.1
Non-current liabilities:
Long-term debt	1,338.7	1,363.8	1,371.3
Other liabilities	226.6	230.2	227.2
Deferred revenue	597.5	563.9	518.8
Deferred tax liabilities	20.1	21.0	1.8
Total liabilities	3,624.7	3,517.2	3,536.2
Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 79.5 shares outstanding (January 31, 2015: 80.3 outstanding; November 1, 2014: 80.2 outstanding)	15.7	15.7	15.7
Additional paid-in capital	274.7	265.2	261.2
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 7.7 shares (January 31, 2015: 6.9 shares; November 1, 2014: 7.0 shares)	(480.3)	(370.0)	(373.2)
Retained earnings	3,280.3	3,135.7	2,922.1
Accumulated other comprehensive loss	(245.8)	(236.6)	(183.9)
Total shareholders’ equity	2,845.0	2,810.4	2,642.3
Total liabilities and shareholders’ equity	6,469.7	6,327.6	6,178.5

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended		39 weeks ended

(in millions)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Cash flows from operating activities
Net income (loss)	15.0	(1.3)	196.0	153.3
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	45.0	40.3	129.5	104.8
Amortization of unfavorable leases and contracts	(7.0)	(8.9)	(24.6)	(14.8)
Pension benefit	—	(0.6)	—	(1.8)
Share-based compensation	4.7	3.5	11.8	10.7
Deferred taxation	(5.9)	(28.0)	8.0	(32.2)
Excess tax benefit from exercise of share awards	—	—	(5.1)	(7.7)
Amortization of debt discount and issuance costs	1.0	1.0	2.6	6.5
Other non-cash movements	0.7	0.6	2.7	0.7
Changes in operating assets and liabilities:
Decrease in accounts receivable	41.6	23.5	116.3	81.8
Decrease (increase) in other receivables and other assets	2.1	(0.9)	1.6	(4.9)
Increase in other current assets	(17.6)	(13.9)	(12.8)	(36.7)
Increase in inventories	(317.7)	(338.2)	(289.3)	(321.1)
Increase in accounts payable	174.4	161.8	93.6	132.9
(Decrease) increase in accrued expenses and other liabilities	(31.9)	4.0	(60.5)	(15.0)
Increase in deferred revenue	1.0	8.2	25.0	29.2
Decrease in income taxes payable	(26.8)	(58.2)	(104.1)	(106.7)
Pension plan contributions	(0.5)	(1.0)	(2.0)	(3.2)
Net cash (used in) provided by operating activities	(121.9)	(208.1)	88.7	(24.2)
Investing activities
Purchase of property, plant and equipment	(71.9)	(75.1)	(170.8)	(165.1)
Purchase of available-for-sale securities	(1.9)	(3.0)	(3.8)	(4.2)
Proceeds from sale of available-for-sale securities	—	1.5	3.6	2.5
Acquisition of Zale Corporation, net of cash acquired	—	—	—	(1,429.2)
Net cash used in investing activities	(73.8)	(76.6)	(171.0)	(1,596.0)
Financing activities
Dividends paid	(17.5)	(14.4)	(49.6)	(40.8)
Proceeds from issuance of common shares	3.1	2.2	3.3	4.2
Excess tax benefit from exercise of share awards	—	—	5.1	7.7
Proceeds from senior notes	—	—	—	398.4
Proceeds from term loan	—	—	—	400.0
Repayments of term loan	(7.5)	(5.0)	(17.5)	(5.0)
Proceeds from securitization facility	542.6	493.4	1,738.9	1,424.0
Repayments of securitization facility	(542.6)	(493.4)	(1,738.9)	(824.0)
Proceeds from revolving credit facility	177.0	145.0	177.0	145.0
Repayments of revolving credit facility	(30.0)	—	(30.0)	—
Payment of debt issuance costs	—	(2.1)	—	(20.5)
Repurchase of common shares	(30.0)	(7.4)	(111.9)	(29.8)
Net settlement of equity based awards	—	(3.0)	(8.3)	(18.1)
Principal payments under capital lease obligations	(0.2)	(0.3)	(0.8)	(0.5)
Proceeds from (repayment of) short-term borrowings	18.5	43.0	(1.5)	20.8
Net cash provided by (used in) financing activities	113.4	158.0	(34.2)	1,461.4
Cash and cash equivalents at beginning of period	159.8	215.0	193.6	247.6
Decrease in cash and cash equivalents	(82.3)	(126.7)	(116.5)	(158.8)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.7)	0.1	(1.2)
Cash and cash equivalents at end of period	77.2	87.6	77.2	87.6

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Signet Jewelers
Investors:
James Grant, +1 (330) 668-5412
VP Investor Relations
or
Media:
Signet Jewelers
David Bouffard, +1 (330) 668-5369
VP Corporate Affairs